Dolby Dolby Laboratories, Inc. Dolby Laboratories Licensing Corporation 100 Potrero Avenue San Francisco, CA 94108-4813 Telephone 415.558.0200 Fax 415-863-1373 www.dolby.corn

12 August 2003

Mr. Itzik Ben-Basat
Scopus Network Technologies
10 Ha’amal St., Park Afek
Rosh Ha’ayin 48092
ISRAEL

Dear Mr. Ben-Basat:

Enclosed are Scopus Network Technologies’ copies of the agreements to the Dolby Digital Professional Encoder (L3D-ACPE and L3D-SCER.) Please note that Scopus Network Technologies is required to submit a sample product for technical evaluation and approval. This requirement is also true for all new models containing Dolby technology in the future.

Please use the 2003 Royalty Reporting Form (Comprehensive-V) that was enclosed with Dolby Digital Professional Decoder System Agreement. Do not hesitate to contact me if I can be of further assistance.

Yours sincerely,

/s/ Katie Jennette

Katie Jennette
Intellectual Property Licensing Specialist
Dolby Laboratories Licensing Corporation

Enclosure: L3D-ACPE; L3D-SCER

Dolby	Dolby Laboratories Licensing Corporation

L3D-SCER

DIGITAL AUDIO SYSTEM LICENSE AGREEMENT
Professional Encoders

Hardware, Software, Copyright, Trademark and Know-How License

AN AGREEMENT
BY AND BETWEEN

Dolby Laboratories Licensing Corporation	and	Scopus Network Technologies
(hereinafter “Licensor”)		(hereinafter “Licensee”)
of 100 Potrero Avenue		of 10 Ha’amal St., Park Afek
San Francisco, CA 94103-4813		Rosh Ha’ayin 48092
United States of America		Israel
telephone: (415) 558-0200		telephone: 972-3-900-7885
facsimile: (415) 863-1373

LICENSOR’s bank and account number for wire transfer of royalty payments (Section 4.05):

Bank:	Wells Fargo Bank
Address:	464 California Street, San Francisco, CA 94104 U.S.A.
Account Name:	Dolby Laboratories Licensing Corporation
Account Number:	4001-191451
ABA Number:	121000248

Identification of bank with respect to whose prime rate interest is calculated on overdue royalties (Section 4.06): Wells Fargo Bank

Address of LICENSEE for communications not otherwise specified (Section 8.04):

SIGNATURES:
On behalf of LICENSOR		On behalf of LICENSEE

Signature:	/s/	Signature:	/s/
Name:	Grechen K. Likander	Name:	David Mahlab
Title:	Manager, IP Licensing	Title:	President & CEO
Place:	San Francisco, CA	Place:	Rosh Ha’ayin, Israel
Date:	11 August 2003	Date:	5/8/03
Witnessed By:		Witnessed By:
/s/ J. K. Jennette			/s/ Itzik Ben-Basat

Effective Date of Agreement:	11 Aug 2003	Initial Payment:	$10,000.00

100 Potrero Avenue, San Francisco, CA 94103-4813 Telephone 415-558-0200 Fax 415-863-1373
Dolby and the double-D symbol are registered trademarks of Dolby Laboratories.

DIGITAL AUDIO SYSTEM LICENSE AGREEMENT
Professional Encoders

INDEX

Preamble

I. DEFINITIONS

Section 1.01 - “LICENSOR”
Section 1.02 - “LICENSEE”
Section 1.03 - “Dolby Digital Audio System Specifications”
Section 1.04 - “Licensed Trademark”
Section 1.05 - “Licensed Device”
Section 1.06 - “Licensed Product”
Section 1.07 - “Licensed Copyrighted Works”
Section 1.08 - “Derivative Works”
Section 1.09 - “System Development Kit”
Section 1.10 - “Know-How”
Section 1.11 - “Sensitive Information”
Section 1.12 - Section Deleted
Section 1.13 - “LICENSEE’s Trade Name and Trademarks”
Section 1.14 - “Other-Trademark Purchaser”
Section 1.15 - The “Consumer Price Index”
Section 1.16 - The “Effective Date”

II. LICENSES GRANTED

Section 2.01 - Licenses Granted to LICENSEE
Section 2.02 - Limitation of Licenses Granted

III.  OTHER OBLIGATIONS OF LICENSEE AND LICENSOR

Section 3.01 - Use of Licensed Trademarks
Section 3.02 - Ownership of the Licensed Trademarks
Section 3.03 - Maintenance of Trademark Rights
Section 3.04 - Trademark Enforcement
Section 3.05 - Other-Trademark Purchasers
Section 3.06 - Section Deleted
Section 3.07 - Copyright Notice
Section 3.08 - Furnishing of Licensed Copyrighted Works
Section 3.09 - License Notice
Section 3.10 - Furnishing of Know-How
Section 3.11 - Use of Know-How and Sensitive Information
Section 3.12 - Confidential Material

IV. PAYMENTS

Section 4.01 - Initial Payment
Section 4.02 - Royalties
Section 4.03 - Section Deleted
Section 4.04 - Royalty Applicability
Section 4.05 - Royalty Payments and Statements
Section 4.06 - Section Deleted
Section 4.07 - Books and Records
Section 4.08 - Rights of Inspecting Books and Records

V. STANDARDS OF MANUFACTURE AND QUALITY

Section 5.01 - Standardization and Quality
Section 5.02 - Right to Inspect Quality

VI. TERMINATION AND EFFECT OF TERMINATION

Section 6.01 - Expiration of Agreement
Section 6.02 - Termination for Cause
Section 6.03 - Section Deleted
Section 6.04 - Effect of Termination

VII. LIMITATIONS OF RIGHTS AND AUTHORITY

Section 7.01 - Limitation of Rights
Section 7.02 - Limitation of Authority
Section 7.03 - Disclaimer of Warranties and Liability; Hold Harmless
Section 7.04 - Limitation of Assignment by LICENSEE
Section 7.05 - Compliance with U.S. Export Control Regulations

VIII. MISCELLANEOUS PROVISIONS

Section 8.01 - Language of Agreement; Language of Notices
Section 8.02 - Stability of Agreement
Section 8.03 - Public Announcements
Section 8.04 - Address of LICENSEE and LICENSOR for all Other Communications
Section 8.05 - Applicable Law
Section 8.06 - Choice of Forum; Attorneys’ Fees
Section 8.07 - Construction of Agreement
Section 8.08 - Captions
Section 8.09 - Singular and Plural
Section 8.10 - Complete Agreement
Section 8.11 - Severability
Section 8.12 - Company Representation and Warranty
Section 8.13 - Execution

Appendix A - Appendix Deleted
Appendix B - Dolby Digital Audio System
Appendix C - Preliminary Specifications for Dolby Digital Encoders
Appendix D - Table of Contents for the System Development Kit
Appendix E - Royalty Schedule

DIGITAL AUDIO SYSTEM LICENSE AGREEMENT

WHEREAS, LICENSOR is engaged in the field of audio signal processing systems and has developed signal processing systems useful for audio tape recording and playback and for other applications;
WHEREAS, LICENSOR’s signal processing systems have acquired a reputation for excellence and LICENSOR’s trademarks have acquired valuable goodwill;
WHEREAS, LICENSOR has licensed over 160 companies to make, use and sell consumer audio hardware incorporating LICENSOR’s noise reduction systems and marked with LICENSOR’s trademarks; and
WHEREAS, LICENSOR has developed the model Dolby Digital audio system which uses a new technique for encoding and decoding of audio frequency data in digital form with a substantially reduced bit-rate while maintaining a high quality decoded audio signal;
WHEREAS, LICENSOR represents and warrants that it has rights to grant licenses under its copyrights, know-how and trademarks;
WHEREAS, LICENSEE is engaged in the manufacture of equipment for the encoding of entertainment source material into a variety of digitally compressed formats;
WHEREAS, LICENSEE believes it can develop a substantial demand for equipment marked with LICENSOR’s trademarks used to encode audio signals using LICENSOR’s model Dolby Digital audio system;
WHEREAS, LICENSEE desires a non-exclusive license to manufacture and sell professional encoding equipment using LICENSOR’s model Dolby Digital audio system based on LICENSOR’s reference design and software, or an approved implementation from a third party, and using LICENSOR’s know-how and trade secrets and under LICENSOR’s trademarks; and
WHEREAS, LICENSOR is willing to grant such a license under the terms and conditions set forth in this Agreement.
NOW, THEREFORE, it is agreed by and between LICENSOR and LICENSEE as follows:

ARTICLE I
DEFINITIONS

Section 1.01 - “LICENSOR” means Dolby Laboratories Licensing Corporation, a corporation of the State of New York, having a place of business as indicated on the title page of this Agreement, and its successors and assigns.
Section 1.02 - “LICENSEE” means the corporation identified on the title page of this Agreement and any subsidiary thereof of whose ordinary voting shares more than 50% are controlled directly or indirectly by such corporation, but only so long as such control exists.
Section 1.03 - “Dolby Digital Audio System Specifications” means the specifications for the Dolby Digital audio system, comprising the Dolby Digital Audio System operating parameters as specified in Appendix B entitled “Dolby Digital Audio System,” the “Preliminary Specifications for Dolby Digital Encoders” as specified in Appendix C, attached hereto and an integral part of this Agreement.
Section 1.04 - “Licensed Trademark” means one or more of the following: (a) the word mark “Dolby” (b) the device mark [graphic omitted] which is also referred to as the double-D symbol.
Section 1.05 - “Licensed Device” means a digital audio circuit having Dolby Digital Audio System Specifications, whether made in discrete component, integrated circuit, or other forms, for encoding one audio channel into a Dolby Digital bitstream. A circuit counts as one “Licensed Device” for each input audio channel it can simultaneously encode.
Section 1.06 - “Licensed Product” means a complete ready-to-use professional hardware encoder product which:
(1) contains one or more Licensed Devices; and
(2) is based on an implementation tested and approved by LICENSOR; and
(3) is intended to encode a maximum of two audio channels from digital or analog sources into a Dolby Digital bitstream; and
(4) may have a built in “confidence” audio decoder for checking the encoded bitstream. Such confidence decoder may not include Dolby Pro Logic decoding capability, a noise sequencer, any bass management or level trims, and may not be sold, or otherwise exchanged for value as a stand-alone unit.

(5) Notwithstanding the above, a Licensed Product shall not mean an audio encoder which is a complete self contained unit including power supply, input/output interfaces, and control means.
Section 1.07 - “Licensed Copyrighted Works” shall mean all copyrighted works including the Dolby Digital object code, implementing Dolby Digital encoder and/or decoder functions in real-time (assembly code), owned by DOLBY or owned by others to which DOLBY has the right to sublicense, relating to Dolby Digital and which are useful for the development, design, manufacture, sale, or use of Licensed Products.
Section 1.08 - “Derivative Works” shall mean any derivative works based on any of the Licensed Copyrighted Works (including the Dolby Digital encoder code), whether in human readable (C-code), machine language (object code), or any other form.
Section 1.09 - “System Development Kit” (hereinafter Development Kit) shall mean the package of materials the contents of which are scheduled at Appendix D entitled, “Table of Contents for the System Development Kit,” and which may be updated from time to time by Licensor, as significant developments arise.
Section 1.10 - “Know-How” means all proprietary information, trade secrets, skills, experience, recorded or unrecorded, accumulated by LICENSOR, from time to time prior to and during the term of this Agreement, or licensable by LICENSOR, relating to the Licensed Products and all designs, drawings, reports, memoranda, blue-prints, specifications and the like, prepared by LICENSOR or by others and licensable by LICENSOR, insofar as LICENSOR deems the same to relate to and be useful for the development, design, manufacture, sale or use of Licensed Products. Know-How does not include Licensed Copyrighted Works, whether or not published.
Section 1.11 - “Sensitive Information” means non-technical proprietary information of LICENSOR or LICENSEE, including, without limiting the foregoing, marketing information, product plans, business plans, royalty, and sales information.
Section 1.12 - Section Deleted
Section 1,13 - “LICENSEE’s Trade Name and Trademarks” means any trade name or trademark used and owned by LICENSEE.

Section 1.14 - “Other-Trademark Purchaser” means any customer of LICENSEE who, with LICENSEE’s knowledge, intends to resell, use or lease the Licensed Products under a trademark other than LICENSEE’s Trade Name and Trademarks.
Section 1.15 - The “Consumer Price Index” means the U.S. City Average Index (base of 1982-1984=100) of the Consumer Price Index for All Urban Consumers as published by the Department of Labor, Bureau of Labor Statistics of the United States Government. In the event that said Index ceases to be published under its present name or form or ceases to be published by the same government entity, reference shall be made to the most similar index then available.
Section 1.16 - The “Effective Date” of this Agreement is the date of execution hereof by the last party to execute the Agreement, or, if this Agreement requires validation by any governmental or quasi-governmental body, the “Effective Date” is the date of validation of this Agreement.

ARTICLE II
LICENSES GRANTED

Section 2.01 - Licenses Granted to LICENSEE
A. Hardware:
LICENSOR hereby grants to LICENSEE:
a personal, non-transferable, indivisible, and non-exclusive license throughout the world
(1) to manufacture, market, sell and import Licensed Products subject to the conditions set forth in this Agreement and LICENSEE’s performance of its obligations, including the payment of royalties,
(2) to use the Licensed Know-How and the Licensed Trademarks on Licensed Products and in connection with the advertising and offering for sale of Licensed Products bearing one or more of the Licensed Trademarks subject to the conditions set forth in this Agreement and LICENSEE’s performance of its obligations;
B. Software:
LICENSOR hereby grants to LICENSEE:
a personal, non-transferable, indivisible, and non-exclusive license throughout the world

(1) to use and modify the Licensed Copyrighted Works (except the Dolby Digital object code) in order to prepare Derivative Works that run on Licensed Products,
(2) to market, sell, distribute, maintain, and support the Derivative Works in object or executable form only, to grant end-user licenses to executable code to use but not to modify executable versions of the Derivative Works in connection with Licensed Products, and to copy the Derivative Works for execution, backup, and archival purposes subject to the conditions set forth in this Agreement and LICENSEE’s performance of its obligations, including the payment of royalties.
Section 2.02 - Limitation of Licenses Granted
Notwithstanding the licenses granted under Section 2.01:
(1) no license is granted under this Agreement to lease, sell, transfer, or otherwise dispose of any subset or portion of a Licensed Product, partially assembled products, products in kit form, and knocked-down or semi-knocked-down products;
(2) no license is granted under this Agreement to use any Licensed Trademark in connection with offering for sale or in advertising and/or informational material relating to any Licensed Product which is not marked with the mark specified in Section 3.01(1) of this Agreement;
(3) no license is granted under this Agreement with respect to the use of any Licensed Trademark on or in connection with products other than Licensed Products;
(4) no right is granted with respect to LICENSOR’s trade name “Dolby Laboratories” except with respect to the use of said tradename on and in connection with Licensed Products for the acknowledgments and notices required herein;
(5) no license is granted to sell, distribute, lease, rent or otherwise dispose of Licensed Derivative Works that are not linked to the sale of a specific Licensed Product; and
(6) no right to grant sublicenses other than end-user licenses specifically allowed under Section 2.01 B. (2) is granted under this Agreement.

ARTICLE III
OTHER OBLIGATIONS OF THE LICENSOR AND LICENSEE

Section 3.01 - Use of Licensed Trademarks
The Licensed Trademarks have acquired a reputation for high quality among professionals and consumers around the world. The performance capability of the Dolby Digital audio system is such that LICENSOR is willing, by virtue of this Agreement, to allow the use of the Licensed Trademarks on Licensed Products or on the user interface to Licensed Products and in connection with their advertising and marketing to indicate that the quality of such products conforms with the general reputation for high quality associated with the Licensed Trademarks. LICENSEE’s use of the Licensed Trademarks is optional, however, if LICENSEE opts to use one or more Licensed Trademarks, such use shall be subject to the obligations of this Agreement as well as detailed regulations issued from time to time by LICENSOR. LICENSEE shall comply with the requirements of the body of this Agreement and such additional regulations as LICENSOR may issue and shall ensure that its subsidiaries, agents, distributors, and dealers throughout the world comply with such requirements (in the case of any inconsistencies among the body of this Agreement, the Dolby Digital Licensee Information Manual of Appendix D and any additional regulations, the body of this Agreement shall govern):
(1) LICENSEE shall prominently mark the Licensed Product or the user interface to the Licensed Product in the following way:

[logo] Dolby
Digital

(2) The mark specified in subsection (1) of this Section 3.01, shall also be used at least once in a prominent manner in all advertising and promotions for such Licensed Product; such usages shall be no less prominent and in the same relative size as the most prominent third party other trademark(s) appearing on such Licensed Product or in the advertising and promotion thereof.
(3) LICENSEE may not use the Licensed Trademarks in advertising and promotion of a product not marked in accordance with subsection (1) of this Section 3.01.

(4) In every use of a Licensed Trademark, except on the main control surface of a Licensed Product, LICENSEE shall give notice to the public that such Licensed Trademark is a trademark by using the superscript letters “TM” after the respective trademark, or by use of the trademark registration symbol “®” (the capital letter R enclosed in a circle) as a superscript after the respective trademark. LICENSOR shall inform LICENSEE as to which notice form is to be used.
(5) LICENSEE shall use its best efforts to ensure that the appropriate trademark notices, as set forth in subsection (3) above, appear in advertising for such Licensed Products at the retail level.
(6) LICENSOR’s ownership of Licensed Trademarks shall be indicated whenever used by LICENSEE, whether use is on a product or on descriptive, instructional, advertising, or promotional material, by the most relevant of the following acknowledgments: “‘Dolby’ is a trademark of Dolby Laboratories”, “The double-D symbol is a trademark of Dolby Laboratories”, or “‘Dolby’ and the double-D symbol are trademarks of Dolby Laboratories.” On Licensed Products such words shall be used on an exposed surface, such as the back or the bottom. LICENSEE shall use its best efforts to ensure that such an acknowledgment appears in advertising at the retail level.
(7) Licensed Trademarks shall always be used in accordance with established United States practices for the protection of trademark and service mark rights, unless the requirements in the country or jurisdiction in which the product will be sold are more stringent, in which case the practice of such country or jurisdiction shall be followed. In no event shall any Licensed Trademark be used in any way that suggests or connotes that it is a common, descriptive or generic designation. Whenever the word “Dolby” is used, the letter D shall be upper-case. The word “Dolby” shall be used only as an adjective referring to a digital audio product, never as a noun or in any other usage which may contribute to a generic meaning thereof. In descriptive, instructional, advertising, or promotional material or media relating to Licensed Products, LICENSEE must use the Licensed Trademarks and expressions which include the Licensed Trademark “Dolby” with an appropriate generic or descriptive term (e.g., “Dolby Digital encoder”, “Dolby Digital audio circuit”, “Dolby Digital transmission” etc.), with reference to Licensed Products and their use.
(8) All uses of the Licensed Trademarks are subject to approval by LICENSOR. LICENSOR reserves the right to require LICENSEE to submit proposed uses to LICENSOR for written approval prior to actual use. Upon request of LICENSOR, LICENSEE shall submit to LICENSOR samples of its own usage of the Licensed Trademarks and usage of the Licensed Trademarks by its subsidiaries, agents, distributors, and dealers.

(9) Licensed Trademarks shall be used in a manner that distinguishes them from other trademarks, service marks, symbols or trade names, including LICENSEE’s Trade Name and Trademarks.
(10) LICENSEE may not use the Licensed Trademarks on and in connection with products that do not meet LICENSOR’s quality standards.
(11) LICENSEE may not use the Licensed Trademarks on and in connection with products other than Licensed Products.
Section 3.02 - Ownership of the Licensed Trademarks
LICENSEE acknowledges the validity and exclusive ownership by LICENSOR of the Licensed Trademarks.
LICENSEE further acknowledges that it owns no rights in the Licensed Trademarks nor in the tradename “Dolby Laboratories.” LICENSEE acknowledges and agrees that all rights that it may accrue in the Licensed Trademarks and in the tradenames “Dolby Laboratories” will inure to the benefit of the owner thereof, LICENSOR or LICENSOR’s parent Dolby Laboratories, Inc.
LICENSEE further agrees that it will not file any application for registration of the Licensed Trademarks or “Dolby Laboratories” in any country, region, or under any arrangement or treaty. LICENSEE also agrees that it will not use nor will it file any application to register in any country, region, or under any arrangement or treaty any mark, symbol or phrase, in any language, which is confusingly similar to the Licensed Trademarks or “Dolby Laboratories”.
Section 3.03 - Maintenance of Trademark Rights
The expense of obtaining and maintaining Licensed Trademark registrations shall be borne by LICENSOR. LICENSOR, as it deems necessary, will advise LICENSEE of the grant of registration of such trademarks. As LICENSOR deems necessary, LICENSEE and LICENSOR will comply with applicable laws and practices of the country of registration, including, without limiting the foregoing, the marking with notice of registration and the recording of LICENSEE as a registered or licensed user of such trademarks. The expense of registering or recording LICENSEE as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of trademark agreements shall be borne by LICENSEE. LICENSEE shall advise LICENSOR of all countries where Licensed Products are sold, leased or used.
Section 3.04 - Trademark Enforcement
LICENSEE shall immediately inform LICENSOR of all infringements, potential or actual, which may come to its attention, of the Licensed Trademarks. It shall be the exclusive responsibility of LICENSOR, at its own expense, to terminate, compromise, or otherwise act at its discretion with respect to such infringements. LICENSEE agrees to cooperate with LICENSOR by furnishing, without charge, except out-of-pocket expenses, such evidence, documents and testimony as may be required therein.
Section 3.05 - Other-Trademark Purchasers
To the extent only that technical standardization, equipment or signal source interchangeability, product identification and usage of the Licensed Trademarks are affected, the following conditions shall apply if LICENSEE sells or leases Licensed Products on a mass basis to an Other-Trademark Purchaser who does not hold a license with terms and conditions substantially similar to this Agreement. LICENSEE shall inform LICENSOR of the name, place of business, trademarks, and trade names of the Other-Trademark Purchaser before such Other-Trademark Purchaser sells, leases, or uses Licensed Products. LICENSEE shall obtain agreement from such Other-Trademark Purchaser not to modify, install, use, lease, sell, provide written material for or about, advertise, or promote Licensed Products in any way which is in conflict with any provision of this Agreement. It shall be the responsibility of LICENSEE to inform the Other-Trademark Purchaser of the provisions of this Agreement, to notify such Other-Trademark Purchaser that the provisions of this Agreement shall be applicable, through LICENSEE, in the same way as if the Licensed Products were sold by LICENSEE under LICENSEE’s Trade Names and Trademarks, to ensure by all reasonable means that such provisions are adhered to and, if requested by LICENSOR, to provide to LICENSOR samples on a loan basis of the Other-Trademark Purchaser’s embodiment of the Licensed Products, as well as copies of such Other-Trademark Purchaser’s advertising, public announcements, literature, instruction manuals, and the like.
Section 3.06 - Section Deleted
Section 3.07 - Copyright Notice
3.07(1) - Where Applied LICENSEE shall apply the copyright notice specified in subsection 3.07(2) of this Section 3.07 to all media in which the program is distributed as permitted by this

Agreement, whether as an integral part of a Licensed Product or as a spare part solely for the repair of a Licensed Product.
3.07(2) - Form of Notice LICENSEE shall apply the following copyright notice as required in subsection 3.07(1) of this Section 3.07:
“This product contains one or more programs protected under international and U.S. copyright laws as unpublished works. They are confidential and proprietary to Dolby Laboratories. Their reproduction or disclosure, in whole or in part, or the production of derivative works therefrom without the express permission of Dolby Laboratories is prohibited. Copyright 1992-1997 by Dolby Laboratories, Inc. All rights reserved.”
Section 3.08 - Furnishing of Licensed Copyrighted Works
Subject to any restrictions under the export control regulations of the United States or any other applicable restrictions, LICENSOR will promptly after the Effective Date, furnish to LICENSEE copies of all programs constituting the Copyrighted Works in the form of executable object code (machine readable code). LICENSEE agrees to use such programs only as specifically laid out in this Agreement.
Upon termination of this Agreement, LICENSEE shall promptly return to LICENSOR, at LICENSEE’s expense, all documents and things supplied to LICENSEE as Licensed Copyrighted Works, as well as all copies and reproductions thereof.
Section 3.09 - License Notice
On all Licensed. Products, LICENSEE shall acknowledge that the Licensed Products are manufactured under license from LICENSOR. The following notice shall be used by LICENSEE on an exposed surface, such as the back or the bottom, of all Licensed Products: “Manufactured under license from Dolby Laboratories”. Such notice shall also be used in all instruction and servicing manuals.
Section 3.10 - Furnishing of Development Kit and Know-How
Subject to any restrictions under the export control regulations of the United States or any other applicable restrictions, LICENSOR will promptly, after the Effective Date, furnish to LICENSEE:
(1) The Development Kit, copies of all documents and things comprising the Know-How; and
(2) when requested by LICENSEE, provide, as LICENSOR deems reasonable, consulting services regarding design considerations and general advice relating to the Licensed Products and the sale and use thereof, for all of which LICENSEE will reimburse LICENSOR for travel and reasonable per diem expenses.
Section 3.11 - Use of Know-How and Sensitive Information
3.11(1) - By LICENSEE
LICENSEE shall use all Know-How and Sensitive Information obtained heretofore or hereafter from LICENSOR solely for the purpose of manufacturing and selling Licensed Products under this Agreement, shall not use such Know-How or Sensitive Information in an unauthorized way, and shall not divulge such Know-How or Sensitive Information or any portion thereof to third parties, unless such Know-How or Sensitive Information (a) was known to LICENSEE prior to its obtaining the same from LICENSOR; (b) becomes known to LICENSEE from sources other than either directly or indirectly from LICENSOR; or (c) becomes public knowledge other than by breach of this Agreement by LICENSEE or by another licensee of LICENSOR. The obligations of this subsection 3.11(1) shall cease six (6) years from the date on which such Know-How or Sensitive Information are acquired by LICENSEE from LICENSOR under this Agreement.
Upon termination of this Agreement, with respect to Know-How or Sensitive Information subject to the obligations of this subsection 3.11(1), LICENSEE shall promptly return to LICENSOR, at LICENSEE’s expense, all documents and things supplied to LICENSEE as Know-How, as well as all copies and reproductions thereof.
3.11(2) - By LICENSOR
Except as provided by Article IV of this Agreement, LICENSEE is not obligated to disclose to LICENSOR any information that it deems proprietary or sensitive. Except as provided by Article IV of this Agreement, LICENSOR has no obligation to treat in confidence, nor to restrict, in anyway, the use, reproduction, or publication of information obtained from LICENSEE, including, without limiting the foregoing, information obtained by LICENSOR in the course of providing consulting services under Section 3.10(2) of this Agreement and information obtained by LICENSOR in the course of exercising its right to maintain quality control over LICENSEE’s Licensed Products under Sections 5.01 and 5.02 of this Agreement.

Section 3.12 - Confidential Material
Parts of the Development Kit are confidential and will be marked as such. Disclosure of these materials to third parties without the advance written permission of Licensor is prohibited. Licensee may reproduce and/or internally disseminate these materials only on a disciplined “as needed” basis to the extent necessary to facilitate development of the Licensed Product, and only among its employees/consultants who have executed confidentiality agreements establishing a duty to maintain the secrecy of Licensor’s confidential material, and in no instance among individuals not maintaining a Work Made for Hire Relationship with Licensee. Licensee shall keep a record of each copy made and shall permit Licensor access to said record at times and places as Licensor may reasonably require.

ARTICLE IV
PAYMENTS

Section 4.01 - Initial Payment
LICENSEE shall promptly upon the Effective Date of this Agreement pay LICENSOR the sum specified on the title page and shall pay all local fees, taxes, duties, or charges of any kind and shall not deduct them from the payment due.
Section 4.02 - Royalties
Subject to the provisions of Section 4.05, LICENSEE shall pay to LICENSOR royalties on Licensed Devices manufactured by or for LICENSEE and incorporated in Licensed Products which are used, sold, leased, or otherwise disposed of by LICENSEE, except for Licensed Devices incorporated in Licensed Products returned to LICENSEE by customers of LICENSEE, other than in exchange for an upgraded product, on which a credit has been allowed by LICENSEE to said customers. The royalty payable shall be based on the number of Licensed Devices, hereinbefore defined, contained in Licensed Products, which are used, sold, leased or otherwise disposed of by LICENSEE in successive calendar quarters from the effective date hereof, based on the schedule given in Appendix E of this Agreement.
On the Effective Date of this Agreement, and annually thereafter on first day of each calendar year, the rate at which the total royalties are calculated shall be adjusted in accordance with the Consumer Price Index. The adjustment shall be made by multiplying the royalties calculated as specified above by the ratio between the Consumer Price Index for the last month of the year preceding the year in which the adjustment takes place and the Consumer Price Index for the month of December 1993. LICENSOR will, during the first quarter of each calendar year, or as soon as such information is known, if later, inform LICENSEE of the adjustment ratio to be applied to royalties due in that year.
Section 4.03 - Section Deleted
Section 4.04 - Royalty Applicability
A Licensed Product shall be considered sold under Section 4.02 when invoiced, or if not invoiced, delivered to another by LICENSEE or otherwise disposed of or put into use by LICENSEE, except for consignment shipments, which will be considered sold when the payment for such shipments is agreed upon between LICENSEE and customer.
Section 4.05 - Royalty Payments and Statements
Unless Licensed Products are manufactured for LICENSEE under the provisions of Section 4.03 of this Agreement, LICENSEE shall render statements and royalty payments as follows:
(1) LICENSEE shall deliver to the address shown on the cover sheet of this Agreement or such place as LICENSOR may from time to time designate, quarterly reports certified by LICENSEE’s chief financial officer or the officer’s designate within 30 days after each calendar quarter ending with the last day of March, June, September and December. Alternatively, such reports may be delivered by facsimile by transmitting them to LICENSOR’s facsimile telephone number shown on the cover sheet of this Agreement or such other number as LICENSOR may from time to time designate. Royalty payments are due for each quarter at the same time as each quarterly report and shall be made by wire transfer in United States funds to LICENSOR’s bank as identified on the cover sheet of this Agreement or such other bank as LICENSOR may from time to time designate. LICENSEE shall pay all local fees, taxes, duties, or charges of any kind and shall not deduct them from the royalties due unless such deductions may be offset against LICENSOR’s own tax liabilities.
Each quarterly report shall:
(a) state the number of each model type of Licensed Products leased, sold, or otherwise disposed of by LICENSEE during the calendar quarter with respect to which the report is due;
(b) state the number of Licensed Devices in each model type of Licensed Product; and

(c) contain such other information and be in such form as LICENSOR or its outside auditors may prescribe that is required by Licensor to enforce its rights (for example: complete contact information and Quarterly Reports details for an entity other than LICENSEE paying a portion of any obligation on Licensee’s behalf; and/or information relating to the quantities and source of products containing Dolby Intellectual Property (such as Implementations) received by Licensee or other entities on Licensee’s behalf).
(2) Any remittance in excess of royalties due with respect to the calendar quarter for which the report is due shall be applied by LICENSOR to the next payment due.
(3) LICENSEE’s first report shall be for the calendar quarter in which LICENSEE sells its first Licensed Product.
(4) LICENSEE shall deliver a final report and payment of royalties to LICENSOR certified by LICENSEE’s chief financial officer or the officers designate within 30 days after termination of this Agreement throughout the world. Such a final report shall include a report of all royalties due with respect to Licensed Products not previously reported to LICENSOR. Such final report shall be supplemented at the end of the next and subsequent quarters, in the same manner as provided for during the Life of the Agreement, in the event that LICENSEE learns of any additional royalties due.
(5) LICENSEE shall pay interest to LICENSOR from the due date to the date payment is made of any overdue royalties or fees, including the Initial Payment, at the rate of 2% above the prime rate as is in effectfrom time to time at the bank identified on the cover page of thisAgreement, or another major bank agreed to by the LICENSOR and LICENSEE in the event that the identified bank should cease to exist, provided however, that if the interest rate thus determined is in excess of rates allowable by any applicable law, the maximum interest rate allowable by such law shall apply.
Section 4.06 - Section Deleted
Section 4.07 - Books and Records
LICENSEE shall keep complete books and records of all sales, leases, uses, returns, or other disposals by LICENSEE of Licensed Products.
Section 4.08 - Rights of Inspecting Books and Records
LICENSOR shall have the right, through a professionally registered accountant at LICENSOR’s expense, to inspect, examine and make abstracts of the said books and records insofar as may be necessary to verify the accuracy of the same and of the statements provided for herein but such inspection and examination shall be made during business hours upon reasonable notice and not more often than once per calendar year. LICENSOR agrees not to divulge to third parties any Sensitive information obtained from the books and records of LICENSEE as a result of such inspection unless such information (a) was known to LICENSOR prior to its acquisition from LICENSEE as a result of such inspection; (b) becomes known to LICENSOR from sources other than directly or Indirectly from LICENSEE; or (c) becomes a matter of public knowledge other than by breach of this Agreement by LICENSOR.
ARTICLE V
STANDARDS OF MANUFACTURE AND QUALITY

Section 5.01 - Standardization and Quality
LICENSEE shall abide by the Dolby Digital Audio System Specifications, hereto appended in Appendix C and as modified from time to time by LICENSOR. All Licensed Product types are subject to acceptance testing for bitstream compliance by LICENSOR. All Licensed Products marked with the .Licensed Trademarks must additionally comply with all applicable minimum quality standards issued and modified from time to time by LICENSOR. On all Licensed Products marked with the Licensed Trademarks LICENSEE shall abide by reasonable standards of quality and workmanship. Such quality Standard shall apply to all aspects of Licensed Products which influence or reflect upon the audio quality or performance of the Licensed Products as perceived by the end user. LICENSEE shall with respect to all Licensed Products conform to any reasonable new quality standards requirements as specified by LICENSOR within a period of ninety (90) days of such specification in writing.
Licensed Products shall not be designed, presented or advertised in any way which contributes to confusion of the Dolby Digital audio system with any of LICENSOR’s other digital audio systems, audio noise reduction or headroom extension systems or LICENSOR’s motion picture sound system.
Section 5.02 - Right to Inspect Quality
LICENSEE shall provide LICENSOR with such non-sensitive information concerning Licensed Products as it may reasonably require in performing its right to enforce quality standards under this Agreement. LICENSEE will, upon request, provide on a loan basis to LICENSOR a reasonable number of samples of Licensed Products for testing, together with instruction and service manuals. In the event inspection and examination shall be made during business hours upon reasonable notice and not more often than once per calendar year. LICENSOR agrees not to divulge to third parties any Sensitive information obtained from the books and records of LICENSEE as a result of such inspection unless such information (a) was known to LICENSOR prior to its acquisition from LICENSEE as a result of such inspection; (b) becomes known to LICENSOR from sources other than directly or indirectly from LICENSEE; or (c) becomes a matter of public knowledge other than by breach of this Agreement by LICENSOR.
ARTICLE V
STANDARDS OF MANUFACTURE AND QUALITY

Section 5.01 - Standardization and Quality
LICENSEE shall abide by the Dolby Digital Audio System Specifications, hereto appended in Appendix C and as modified from time to time by LICENSOR. All Licensed Product types are subject to acceptance testing for bitstream compliance by LICENSOR. All Licensed Products marked with the Licensed Trademarks must additionally comply with all applicable minimum quality standards issued and modified from time to time by LICENSOR. On all Licensed Products marked with the Licensed Trademarks LICENSEE shall abide by reasonable standards of quality and workmanship. Such quality standards shall apply to all aspects of Licensed Products which influence or reflect upon the audio quality or performance of the Licensed Products as perceived by the end user. LICENSEE shall with respect to all Licensed Products conform to any reasonable new quality standards requirements as specified by LICENSOR within a period of ninety (90) days of such specification in writing.
Licensed Products shall not be designed, presented or advertised in any way which contributes to confusion of the Dolby Digital audio system with any of LICENSOR’s other digital audio systems, audio noise reduction or headroom extension systems or LICENSOR’s motion picture sound system.
Section 5.02 - Right to Inspect Quality
LICENSEE shall provide LICENSOR with such non-sensitive information concerning Licensed Products. as it may reasonably require in performing its right to enforce quality standards under this Agreement. LICENSEE will, upon request, provide on a loan basis to LICENSOR a reasonable number of samples of Licensed Products for testing, together with instruction and service manuals. In the event that LICENSOR shall complain that any Licensed Product does not comply with LICENSOR’s quality standards, excepting newly specified standards falling within the ninety (90) day time limit of Section 5.01, it shall promptly so notify LICENSEE by written communication whereupon LICENSEE shall within ninety (90) days suspend the lease, sale or other disposal of the same.

ARTICLE VI
TERMINATION AND EFFECT OF TERMINATION

Section 6.01 - Expiration of Agreement
Unless this Agreement already has been terminated in accordance with the provisions of Section 6.02, this Agreement shall terminate five years from effective date or with the expiration of the last patent, whichever is first, and thereafter is renewable at LICENSEE’s request at terms and conditions in force at the time of renewal.
Section 6.02 - Termination for Cause
At the option of LICENSOR, in the event that LICENSEE breaches any of its material obligations under this Agreement, subject to the conditions of Section 6.04, this Agreement shall terminate upon LICENSOR’s giving thirty (30) days advance notice in writing, effective on dispatch of such notice, of such termination, giving reasons therefor to LICENSEE, provided however, that, if LICENSEE, within the thirty (30) day period, remedies the failure or default upon which such notice is based, then such notice shall not become effective and this Agreement shall continue in full force and effect. Notwithstanding the thirty day cure period provided under the provisions of this Section 6.02, interest due under Section 4.05  shall remain payable and shall not waive, diminish, or otherwise affect any of LICENSOR’s rights pursuant to this Section 6.02.
Section 6.03 - Section Deleted
Section 6.04 - Effect of Termination
Upon termination of the Agreement, as provided in Sections 6.01 or 6,02, all licenses granted by LICENSOR to LICENSEE under this Agreement shall terminate, all rights LICENSOR granted to LICENSEE shall revest in LICENSOR, and all other rights and obligations of LICENSOR and LICENSEE under this agreement shall terminate except that the following rights and obligations of LICENSOR and

LICENSEE shall survive to the extent necessary to permit their complete fulfillment and discharge, with the exception that subsection (8) shall not apply in case of termination under Section 6.01:
(1) LICENSEE’s obligation to deliver a final royalty report and supplements thereto as required by Section 4.05;
(2) LICENSOR’s right to receive and LICENSEE’s obligation to pay royalties, under Article IV, including interest on overdue royalties, accrued or accruable for payment at the time of termination and interest on overdue royalties accruing subsequent to termination;
(3) LICENSEE’s obligation to maintain books and records and LICENSOR’s right to examine, audit, and copy as provided in Section 4.07;
(4) any cause of action or claim of LICENSOR accrued or to accrue because of any breach or default by LICENSEE;
(5) LICENSEE’s obligations with respect to Know-How and Sensitive Information under Section 3.11(1) and LICENSOR’s obligations with respect to Sensitive Information under Section 4.08;
(6) LICENSEE’s obligations to. cooperate with LICENSOR with respect to Trademark enforcement under Section 3.04, with respect to matters arising before termination;
(7) LICENSEE’s and LICENSOR’s obligations regarding public announcements under Section 8.03; and
(8) LICENSEE shall be entitled to fill orders for Licensed Products already received and to make or have made for it and to sell Licensed Products for which commitments to vendors have been made at the time of such termination, subject to payment of applicable royalties thereon and subject to said Licensed Products meeting LICENSOR’s quality standards, provided that LICENSEE promptly advises LICENSOR of such commitments upon termination.
The portions of the Agreement specifically identified in the sub-parts of this Section shall be construed and interpreted in connection with such other portions of the Agreement as may be required to make them effective.

ARTICLE VII
LIMITATIONS OF RIGHTS AND AUTHORITY

Section 7.01 - Limitation of Rights
No right or title whatsoever in the Know-How, Licensed Copyrighted Works, or the Licensed Trademarks is granted by LICENSOR to LICENSEE or shall be taken or assumed by LICENSEE except as is specifically laid down in this Agreement.
Section 7.02 - Limitation of Authority
Neither party shall in any respect whatsoever be taken to be the agent or representative of the other party and neither party shall have any authority to assume any obligation for or to commit the other party in any way.
Section 7.03 - Disclaimer of Warranties and Liability; Hold Harmless
LICENSOR has provided LICENSEE the rights and privileges contained in this Agreement in good faith. However, nothing contained in this Agreement shall be construed as (1) a warranty or representation by LICENSOR that the Dolby Digital Audio System technology, Know-How, Licensed Copyrighted Works, the Licensed Trademarks, or any Licensed Device, Licensed Product, or part thereof embodying any of them will be free from infringement of patents, copyrights, trademarks, service marks, or other proprietary rights of third parties; or (2) an agreement to defend LICENSEE against actions or suits of any nature brought by any third parties.
LICENSOR disclaims all liability and responsibility for property damage, personal injury, and consequential damages, whether or not foreseeable, that may result from the manufacture, use, lease, or sale of Licensed Products and parts thereof, and LICENSEE agrees to assume all liability and responsibility for all such damage and injury.
LICENSEE agrees to indemnify, defend, and hold LICENSOR harmless from and against all claims (including, without limitation, product liability claims), suits, losses and damages, including reasonable attorneys’ fees and any other expenses incurred in investigation and defense, arising out of LICENSEE’s manufacture, use, lease, or sale of Licensed Products, or out of any allegedly unauthorized use of any trademark, service mark, patent, copyright, process, idea, method, or device (excepting Licensed Trademarks) by LICENSEE or those acting under its apparent or actual authority.

Section 7.04 - Limitation of Assignment by LICENSEE
The rights, duties and privileges of LICENSEE hereunder shall not be transferred or assigned by it either in part or in whole without prior written consent of LICENSOR. However, LICENSEE shall have the right to transfer its rights, duties and privileges under this Agreement in connection with its merger and consolidation with another firm or the sale of its entire business to another person or firm, provided that such person or firm shall first have agreed with LICENSOR to perform the transferring party’s obligations and duties hereunder.
Section 7.05 - Compliance with U.S. Export Control Regulations
(1) LICENSEE agrees not to export any technical data acquired from LICENSOR under this Agreement, nor the direct product thereof, either directly or indirectly, to any country in contravention of United States law.
(2) Nothing in this Agreement shall be construed as requiring LICENSOR to export from the United States, directly or indirectly, any technical data or any commodities to any country in contravention of United States law.

ARTICLE VIll
MISCELLANEOUS PROVISIONS

Section 8.01 - Language of Agreement; Language of Notices
The language of this Agreement is English. If translated into another language, this English version of the Agreement shall be controlling. Except as may be agreed by LICENSOR and LICENSEE, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be written in the English language.
Section 8.02 - Stability of Agreement
No provision of this Agreement shall be deemed modified by any acts of LICENSOR, its agents or employees or by failure to object to any acts of LICENSEE which may be inconsistent herewith, or otherwise, except by a subsequent agreement in writing signed by LICENSOR and LICENSEE. No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

Section 8.03 - Public Announcements
Neither party shall at any time heretofore or hereafter publicly state or imply that the terms specified herein or the relationships between LICENSOR and LICENSEE are in any way different from those specifically laid down in this Agreement. LICENSEE shall not at any time publicly state or imply that any unlicensed products use the Dolby Digital Audio System Specifications. If requested by one party, the other party shall promptly supply the first party with copies of all public statements and of all publicity and promotional material relating to this Agreement, the Dolby Digital Audio System Specifications, or the Licensed Trademarks.
Section 8.04 - Address of LICENSOR and LICENSEE for all Other Communications
Except as otherwise specified in this Agreement, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be in writing, signed by an officer of LICENSEE or LICENSOR, respectively, and sent postage or shipping charges prepaid by certified or registered mail, return receipt requested showing to whom, when and where delivered, or by Express mail, or by a secure overnight or one-day delivery service that provides proof and date of delivery, or by facsimile, properly addressed or transmitted to LICENSEE or LICENSOR, respectively, at the address or facsimile number set forth on the cover page of this Agreement or to such other address or facsimile number as may from time to time be designated by either party to the other in writing. Wire payments from LICENSEE to LICENSOR shall be made to the bank and account of LICENSOR as set forth on the cover page of this Agreement or to such other bank and account as LICENSOR may from time to time designate in writing to LICENSEE.
Section 8.05 - Applicable Law
This Agreement shall be construed in accordance with the substantive laws, but not the choice of law rules, of the State of California.
Section 8.06 - Choice of Forum; Attorneys’ Fees
To the full extent permitted by law, LICENSOR and LICENSEE agree that their choice of forum, in the event that any dispute arising under this Agreement is not resolved by mutual agreement, shall be the United States Courts in the State of California and the State Courts of the State of California.
In the event that any action is brought for any breach or default of any of the terms of this Agreement, or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in that action or any appeal therefrom, including without limitation, all attorneys’ fees and costs actually incurred.
Section 8.07 - Construction of Agreement
This Agreement shall not be construed for or against any party based on any rule of construction concerning who prepared the Agreement or otherwise.
Section 8.08 - Captions
Titles and captions in this Agreement are for convenient reference only and shall not be considered in construing the intent, meaning, or scope of the Agreement or any portion thereof.
Section 8.09 - Singular and Plural
Throughout this Agreement, words in the singular shall be construed as including the plural and words in the plural shall be construed as including the singular.
Section 8.10 - Complete Agreement
This Agreement contains the entire agreement and understanding between LICENSOR and LICENSEE and merges all prior or contemporaneous oral or written communication between them. Neither LICENSOR nor LICENSEE now is, or shall hereafter be, in any way bound by any prior, contemporaneous or subsequent oral or written communication except insofar as the same is expressly set forth in this Agreement or in a subsequent written agreement duly executed by both LICENSOR and LICENSEE.
Section 8.11 - Severability
Should any portion of this Agreement be declared null and void by operation of law, or otherwise, the remainder of this Agreement shall remain in full force and effect.
Section 8.12 - Company Representation and Warranty
LICENSEE represents and warrants to LICENSOR that it is not a party to any agreement, and is not subject to any statutory or other obligation or restriction, which might prevent or restrict it from performing all of its obligations and undertakings under this License Agreement, and that the execution and delivery of this Agreement and the performance by LICENSEE of its obligations hereunder have been authorized by all necessary action, corporate or otherwise.

Section 8.13 - Execution
IN WITNESS WHEREOF, the said LICENSOR has caused this Agreement to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized and the said LICENSEE has caused the same to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized, in duplicate original copies, as of the date set forth on said cover page.

APPENDIX A - Appendix Deleted

APPENDIX B - “DOLBY DIGITAL AUDIO SYSTEM”
Compliance with the algorithm description and operating parameters as specified in ATSC document A/52, the “Dolby Digital Licensee Information Manual”, the “Software Interface Protocol” issued by Dolby and any further reasonable specifications and requirements as DOLBY may issue from time to time.

APPENDIX C - PRELIMINARY SPECIFICATIONS FOR DOLBY DIGITAL ENCODERS

Dolby Digital audio system encoding equipment shall comply with the following audio specifications in production (when measured through a standard decoder):

Audio data rate for two channels:	192 kb/sec

Frequency Response:	20 Hz - 20 kHz ± 0.2 dB

Dynamic Range:	Greater than 85 dB

Distortion:	Less than 0.1 % at 1 kHz
Less than 0.5%, 20 Hz - 20 kHz

Crosstalk:	Less than -80 dB

Level Stability:	Better than 0.2 dB

APPENDIX D - TABLE OF CONTENTS FOR THE SYSTEM DEVELOPMENT KIT

		Licensee Information Manuals

☒	1.
Licensee Information Manual: Dolby Digital Professional Encoder:
This document describes the requirements for products licensed with the Professional Encoder License, including DVD Authoring encoders and Broadcast encoders.

		Responsibilities & Schedules

☒	2.	Schedule of Qualified Implementors:
		This list includes the Licensees who are cleared to sell quantities of Dolby approved implementations.

		Documentation

☒	3.	Digital Audio Compression Standard (AC-3), Errata Sheet:
		This document corrects several mistakes/ambiguities that were part of the original ATSC document A/52.

☒	4.	A Guide To Dolby Technologies and Trademarks:
		This document provides general explanations of the various Dolby technologies and examples of the proper trademark usage.

☒	5.	Dolby Digital Professional Encoding Manual for Licensees:

This manual describes the process of performing Dolby Digital professional audio encoding for applications other than for film. It describes the features of the Dolby Digital system, professional encoders and decoders, consumer encoders and decoders.

☒	6.	Dolby DSP Software Interface Protocol (SIP) for the Dolby Digital Professional Encoder:

The SIP document defines interface requirements between top-level system software (the Executive code) and the Dolby Digital Encoder algorithm subroutine. Proper use of the SIP will allow convenient software updates to the subroutine.

☒	7.	Dolby Digital Encoder Manual Notice:
		Explains the importance of proper trademark usage and permission

☒	8.	Marking Audio Features on DVD Software:
		Provides guidelines for using Dolby trademark and indicating formats on DVD disks

☒	9.	Use of Dolby Trademarks on Audio and Video Media:
		Describes an overview of the trademark licensing process

☒	10.	Digital Audio Compression Standard (AC-3):
		ATSC document A/52 is a description of the Dolby Digital (AC-3) algorithm in the format required by the ATSC (Advanced Television Systems Committee).

		Logos

☒	11.	Dolby Logo Fonts and Character Map:

This material includes current logos used on licensed hardware and software. The appropriate fonts may be used in all printed materials (i.e., manuals, marketing literature). An .eps (encapsulated postscript) format is included for artwork purposes (i.e., equipment face panels). The enclosed Dolby Digital logo character map offers easy keyboard reference for Dolby fonts.

		Source code

☒	12.	Dolby Digital Professional Encoder API Source Code:
		This source code creates a DLL used to communicate directly with the encoder implementation from the GUI application.

☒	13.	Dolby Digital Professional Encoder Demonstration GUI Source Code:

This source code compiles under the Windows Development Environment and provides a graphical user interface for controlling the encoder from a Windows PC. It can be compiled to run as a stand-alone demonstration application

		Testing materials

☒	14.	Encoder Time-Code Test CD Audio:

This audio CD contains Linear Time-Code signals on the left channel, and precisely located signal beeps on the right channel. It can be placed into a common CD Player, and used to feed the time code Input of a system, and acc

☒	15.	Test Procedure for 2 Channel Real-Time Professional Dolby Digital Encoders:
		Version 3.0, S00/12282/13405

☒	16.	Test Results for 2 Channel Real-Time Professional Dolby Digital Encoders:
		Version 3.0, S00/12283/13406

☒	17.	Reference Audio Precision Test Templates for 2 channels:
		Standard At2 files with reference measurements ready for testing

APPENDIX E - ROYALTY SCHEDULE

Number of Licensed Devices
Disposed of in Quarter	Royalty Payable

On those from 1 to 250	$ 65.00 per device
On those from 251 to 500	$ 40.00 per device
On those from 501 to 1,000	$ 20.00 per device
On those above 1,000	$ 5.00 per device